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Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, SVP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: January 16, 2020

Mercury General Corporation Announces Estimated Catastrophe Losses for the Quarter and Year Ended December 31, 2019

Los Angeles, California…Mercury General Corporation (NYSE: MCY) reported today its estimated catastrophe losses for the quarter ended December 31, 2019, primarily as a result of the wildfires in California.

A series of wildfires occurred in California during the quarter ended December 31, 2019, the largest of which were the Saddleridge Fire in Southern California and the Kincade Fire in Northern California. The Company estimates that its total pre-tax catastrophe losses reported for the quarter ended December 31, 2019 will be approximately $36 million (approximately $28 million net of tax), primarily resulting from the wildfires in California and other weather-related catastrophes that occurred during the quarter ended December 31, 2019. The Company's total pre-tax catastrophe losses reported for the year ended December 31, 2019 are estimated to be approximately $53 million (approximately $42 million net of tax), primarily resulting from the catastrophes that occurred during the quarter ended December 31, 2019 as described above, with the remainder resulting from weather-related catastrophes across several states that occurred during the first three quarters of 2019. The Company's total pre-tax catastrophe losses reported for the quarter and year ended December 31, 2019 include favorable development of approximately $1 million and $4 million, respectively, on prior periods' catastrophe losses.

There were no reinsurance benefits available under the Company’s Catastrophe Reinsurance Treaty (“Treaty”) for the catastrophe losses resulting from the catastrophes that occurred during 2019, as none of the 2019 catastrophe events resulted in losses in excess of the Company’s per-occurrence retention limit under the Treaty of $10 million for the 12 months ended June 30, 2019 and $40 million for the 12 months ended June 30, 2020.

These catastrophe loss amounts represent the Company’s best estimates based on the information available at this time, and could change as new information, including any late reporting of claims, becomes available.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and general economic conditions, including general market risks associated with the Company’s investment portfolio; the accuracy and adequacy of the Company’s pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company’s success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the ability of the Company to successfully manage its claims organization outside of California; the Company's ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs; and legal, cybersecurity, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 13, 2019.